Exhibit 99.1

AerSale Reports Third Quarter 2022 Results

Third Quarter 2022 Highlights

●	Lower quarterly revenue and earnings due to timing of flight equipment sales.
●	Year-to-date sales up 40.1% to $313.4 million.
●	Year-to-date basic EPS up 13.6%; Adjusted basic EPS up 4.1%.
●	Year-to-date Adjusted EBITDA up 16.2%
●	Third quarter revenue of $51.0 million, compared to $73.3 million in the prior year period.
●	Third-quarter GAAP net loss of $9.0 million versus GAAP net loss of $1.6 million in prior year period.
●	Adjusted Net Loss of $1.9 million in the third quarter, versus Adjusted Net Income of $9.2 million in prior year period.
●	Third quarter Adjusted EBITDA of $(0.5) million compared to Adjusted EBITDA of $13.9 million in the prior year period.
●	Flight equipment sales in the third quarter consisted of two engines compared to three aircraft and one engine in the prior year quarter.
●	Continue to monetize Boeing 757s with one additional AerSale converted P2F aircraft monetized in October 2022 and up to twelve additional aircraft to be converted to freighters by third parties and become available to lease or sell in 2023.
●	Reaffirms 2022 guidance: expects revenue in the range of $420 - $450 million and adjusted EBITDA in the range of $80 - $90 million[1].

Miami, Florida – November 8, 2022 - AerSale Corporation (Nasdaq: ASLE) (the “Company”) today reported results for the third quarter ended September 30, 2022. The Company’s revenue for the third quarter of 2022 was $51.0 million compared to $73.3 million in the third quarter of 2021. Revenue for the third quarter of 2022 included $2.7 million of flight equipment sales versus $27.4 million of flight equipment sales in the prior-year period. Flight equipment sales in the third quarter of 2022 consisted of two engines compared to three aircraft and one engine in the third quarter of 2021. The pacing of flight equipment sales led to substantially lower revenue in the third quarter, primarily due to the sale of a B747 freighter which was planned to close in the third quarter, but was accelerated into the second quarter, plus a delay of the sale of the last AerSale passenger to freighter (P2F) converted B757 aircraft shifting to the beginning of the fourth quarter.

Excluding flight equipment sales, Asset Management Solutions (AMS) revenue would have been $17.9 million in the third quarter of 2022 compared to $21.5 million in the prior year period. Revenue from Used Serviceable Material (USM) declined compared to the same quarter last year due to extended turnaround times for overhauled parts. Leasing revenue for the current quarter was similar to the prior year, as robust demand for engines from widebody freight operators offset lower revenues from aircraft leasing, with only one aircraft on lease during the quarter.

TechOps revenue improved during the third quarter compared to the same quarter in the prior year, driven in part by higher component MRO and landing gear activities, as well as increased revenue from AerSale’s Goodyear facility. At the beginning of the fourth quarter, AerSale transitioned to multiple third-party providers to perform an additional twelve P2F conversions initially planned to be completed at Goodyear, enabling the Company to increase its capacity for third-party work. The allocation of labor and hangar space to support AerSale’s Boeing 757 P2F conversion line had reduced available capacity and MRO revenue for third party work at the Goodyear facility in recent quarters. The increase in revenue from on airport MRO activities at AerSale’s Goodyear facility was partially offset by lower revenue from the Company’s Roswell location due to fewer customer aircraft in storage as compared to prior periods.

1  A reconciliation of non-GAAP adjusted EBITDA guidance to net (loss) income, the most directly comparable GAAP (Generally Accepted Accounting Principles) measure, has not been provided due to the lack of predictability regarding the various reconciling items such as the provision for income taxes and depreciation and amortization, which are expected to have a material impact on these measures and cannot be reasonably predicted without unreasonable efforts.

GAAP net loss was $9.0 million in the third quarter of 2022, compared to a GAAP net loss of $1.6 million in the third quarter of 2021. AerSale recognized a mark-to-market adjustment expense of $2.0 million related to the private warrant liability, $4.4 million of stock-based compensation expenses within payroll expenses, $0.4 million in secondary offering costs and $0.4 million in relocation costs during the third quarter of 2022. In the third quarter of 2021, the mark-to-market adjustment expense related to the private warrant liability was $2.1 million and stock-based compensation expenses were $8.7 million. Excluding these non-cash and unusual items, Adjusted Net Loss was $1.9 million in the third quarter of 2022 versus Adjusted Net Income was $9.2 million in the third quarter of 2021. Diluted loss per share was $0.17 for the third quarter of 2022 and $0.04 in the third quarter of 2021. Adjusted for the non-cash and unusual items noted above, adjusted diluted loss per share was $0.03 for the third quarter of 2022 compared to adjusted diluted earnings per share of $0.22 in the third quarter of 2021. Please see the non-GAAP reconciliation table at the end of this press release for additional details on adjusted Net (loss) Income and adjusted diluted (loss) earnings per share.

Adjusted EBITDA in the third quarter of 2022 was $(0.5) million compared to $13.9 million in the third quarter of 2021. Lower adjusted EBITDA was a result of lower flight equipment sales, which typically have higher margins.  Please see the non-GAAP reconciliation table at the end of this press release for additional details on adjusted EBITDA.

Year-to-date cash used in operating activities was $2.4 million as of September 30th, 2022 primarily due to applications of a previously collected deposit related to a flight equipment sale reflected in cash flows from investing activities during the period, along with the timing of cash advances to vendors. The Company ended the quarter with $151.4 million of cash and has an undrawn $150 million credit facility.

Nicolas Finazzo, AerSale’s Chief Executive Officer, commented, “As we have noted in the past, our business is expected to be uneven quarter-to-quarter, which is mainly driven by variations in flight equipment transactions, which are an important component of our end-to-end integrated model. This has been the case in 2022, with significant flight equipment sales closing in the first half, and the fourth quarter of the year. To underscore this point, year-to-date flight equipment sales are up 75%, and all planned flight equipment sales to reach our full-year guidance have been realized through the end of October giving us confidence to reiterate our full-year guidance.”

Finazzo added, “Regarding our AerAware product, we have requested the FAA to schedule our final certification flights, which we expect to commence in the coming weeks.  We anticipate the FAA will issue a Supplemental Type Certificate (STC) shortly after the completion of flight testing. We believe this innovative enhanced flight vision technology may prove to be mandatory equipment with airline partners over the long-term given its wide-ranging benefits to safety and efficiency.”

Certification of AerAware will make AerSale the first to certify a head-wearable display for use on a commercial transport aircraft as a primary flight display. The superior technology that the Company’s system will offer is expected to not only improve passenger safety and airport efficiencies, but greatly reduce the costs and greenhouse emissions caused by in flight delays, diversions, and weather related flight cancellations. Integration of an enhanced flight vision system, such as AerAware, is one of the key aspirations of the FAA’s next generation air traffic control system.

Third Quarter 2022 Results of Operations

AerSale reported revenue of $51.0 million in the third quarter of 2022, which included $2.7 million of flight equipment sales comprising two engines. The Company’s revenue for the third quarter of 2021 was $73.3 million and included $27.4 million of flight equipment sales consisting of three aircraft and one engine. Excluding flight equipment sales, revenue would have been $48.3 million in the third quarter of 2022 compared to $45.9 million in the prior year period. The delivery of one Boeing 757 P2F AerSale converted aircraft, which was initially forecasted to close during the third quarter of 2022, was delivered at the beginning of the fourth quarter. In the second quarter of 2022, flight equipment sales were $92.5 million and consisted of three aircraft and three engines, which included two AerSale converted Boeing 757 freighter aircraft and the early delivery of one Boeing 747 freighter.

As a reminder to investors, flight equipment sales may significantly vary quarter-to-quarter, and AerSale believes full-year analysis, rather than year-over-year quarterly comparisons is a more appropriate measurement of the Company’s progress.

AMS revenue decreased 57.9% to $20.6 million in the third quarter of 2022 primarily due to flight equipment sales of only two engines and no aircraft. USM parts sales were also lower in the third quarter of 2022, on account of  slower repair turnaround times for overhauled parts. Leasing revenue for the third quarter of 2022 was close to third quarter of 2021 levels as demand for engines from widebody freighter operators offset reductions to the aircraft leasing portfolio. Excluding flight equipment sales, AMS revenue would have been $17.9 million in the third quarter of 2022 compared to $21.5 million in the prior year period.

TechOps revenue rose 24.5% during the third quarter of 2022 when compared to the same quarter in the prior year, based on growing airport MRO activities at AerSale’s Goodyear facility. At the beginning of the fourth quarter, AerSale transitioned to a third-party provider to perform an additional 12 P2F conversions, which in turn will increase the Company’s capacity for third party work at its Goodyear facility and generate additional revenue going forward. In addition, lower revenue from on airport MRO storage related activities at AerSale’s Roswell facility was offset by higher revenue from component and landing gear MRO activities.

Gross margin was 30.4% in the third quarter of 2022 compared to 33.6% in the year ago period largely as a result of lower sales mix of higher margin flight equipment sales.

Selling, general and administrative expenses were $24.0 million in the third quarter of 2022 compared to $22.8 million in the third quarter of 2021. The Company also incurred $4.4 million of stock-based compensation expenses in the third quarter of 2022, compared to $8.7 million in the third quarter of 2021.

Loss from operations was $8.5 million in the third quarter of 2022 and income from operations was $1.8 million in the third quarter of 2021.

Income tax benefit was $1.1 million in the third quarter of 2022, while income tax expense was $1.1 million in the third quarter of 2021.

GAAP net loss for the third quarter of 2022 was $9.0 million, compared to $1.6 million in the third quarter of 2021. Adjusted for stock-based compensation, mark-to-market adjustment to the private warrant liability, secondary offering and relocation costs, Adjusted Net Loss was $1.9 million in the third quarter of 2022 and Adjusted Net Income was $9.2 million in the third quarter of 2021. Diluted loss per share was $0.17 for the third quarter of 2022 and $0.04 in the third quarter of 2021. Adjusted for the above-mentioned non-cash and unusual items, adjusted diluted loss per share was $0.03 for the third quarter of 2022 and adjusted diluted earnings per share was $0.22 in the third quarter of 2021.

Adjusted EBITDA in the third quarter of 2022 was $(0.5) million, compared to $13.9 million in the third quarter of 2021. The decline in adjusted EBITDA was mainly on account of lower revenues from flight equipment sales, which generally have higher margins. AerSale did not receive any Payroll Support Program proceeds during the third quarter of 2021 and 2022.

Martin Garmendia, AerSale’s Chief Financial Officer, said: “We are pleased and encouraged by the performance of our business through the third quarter, which included significant flight equipment sales in the first half of the year. While there were minimal flight equipment transactions in the third quarter, it is important to note that underlying demand remained strong, and we continued to demonstrate growth in the rest of the business. For the balance of the year, all remaining planned flight equipment sales have closed and we have clear line of sight through year-end and into early 2023. We remain confident that the strength of our purpose-built model and our excellent execution capabilities will continue drive shareholder value over the long-term.”

2022 Guidance

AerSale reaffirmed its guidance for revenue of $420 - $450 million and adjusted EBITDA of $80 - $90 million in 2022.

Conference Call Information

The Company will host a conference call today, November 8, 2022, at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-877-846-2690, international callers may use 1-416-981-9009, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until November 22, 2022. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 22021077. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted Net Income, and adjusted diluted Earnings per Share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items. Adjusted Net Income is defined as net income (loss) after giving effect to mark-to-market adjustments relating to our Private Warrants, stock-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings per share also exclude these material non-recurring or unusual items.

AerSale believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s audited financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, adjusted Net Income, or Adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted Net Income, or adjusted diluted earnings per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of Net Income, the Company’s closest GAAP measure, to adjusted EBITDA, adjusted Net Income, and adjusted diluted earnings per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

Third Quarter 2022 Financial Results

AERSALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2022	2021
	(Unaudited)

Current assets:
Cash and cash equivalents	$151,378	$130,188
Accounts receivable, net of allowance for doubtful accounts of $1,272 and $1,692 as of September 30, 2022 and December 31, 2021	39,219	42,571
Inventory:
Aircraft, airframes, engines, and parts, net	107,150	81,759
Advance vendor payments	24,384	14,287
Deposits, prepaid expenses, and other current assets	3,471	2,724
Total current assets	325,602	271,529
Fixed assets:
Aircraft and engines held for lease, net	33,118	73,364
Property and equipment, net	11,963	7,350
Inventory:
Aircraft, airframes, engines, and parts, net	80,435	77,534
Deferred income taxes	12,852	10,013
Deferred financing costs, net	659	999
Deferred customer incentives and other assets, net	628	598
Goodwill	19,860	19,860
Other intangible assets, net	24,647	26,238
Total assets	$509,764	$487,485

Current liabilities:
Accounts payable	$22,050	$19,967
Accrued expenses	7,829	8,424
Income tax payable	1,239	3,443
Lessee and customer purchase deposits	10,116	33,212
Deferred revenue	3,524	2,860
Total current liabilities	44,758	67,906

Long-term lease deposits	152	2,053
Maintenance deposit payments and other liabilities	1,624	3,403
Deferred income taxes, net	1,297	1,113
Warrant liability	6,012	4,131
Total liabilities	53,843	78,606
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 51,774,665 and 51,673,099 shares as of September 30, 2022 and December 31, 2021, respectively	5	5
Additional paid-in capital	326,275	313,901
Retained earnings	129,641	94,973
Total stockholders' equity	455,921	408,879
Total liabilities and stockholders’ equity	$509,764	$487,485

AERSALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Products	$16,823	$43,613	$217,813	$124,914
Leasing	7,786	8,002	23,342	20,624
Services	26,390	21,683	72,258	78,116
Total revenue	50,999	73,298	313,413	223,654
Cost of sales and operating expenses:
Cost of products	12,755	30,954	133,702	85,147
Cost of leasing	1,818	2,436	6,538	7,667
Cost of services	20,937	15,276	56,001	55,635
Total cost of sales	35,510	48,666	196,241	148,449
Gross profit	15,489	24,632	117,172	75,205
Selling, general, and administrative expenses	23,983	22,803	71,252	53,079
Payroll support program proceeds	—	—	—	(14,768)
(Loss) income from operations	(8,494)	1,829	45,920	36,894
Other income (expenses):
Interest income (expense), net	393	(241)	15	(750)
Other income, net	45	9	526	258
Change in fair value of warrant liability	(2,029)	(2,104)	(1,881)	(2,735)
Total other expenses	(1,591)	(2,336)	(1,340)	(3,227)
(Loss) income before income tax provision	(10,085)	(507)	44,580	33,667
Income tax benefit (expense)	1,072	(1,129)	(9,912)	(8,737)
Net (loss) income	$(9,013)	$(1,636)	$34,668	$24,930

(Loss) earnings per share - basic	$(0.17)	$(0.04)	$0.67	$0.59
(Loss) earnings per share - diluted	$(0.17)	$(0.04)	$0.64	$0.59

AERSALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$34,668	$24,930
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	8,589	9,868
Amortization of debt issuance costs	340	366
Inventory reserve	2,010	5,033
Impairment of aircraft held for lease	857	—
Provision for doubtful accounts	(379)	(122)
Deferred income taxes	(2,655)	(988)
Change in fair value of warrant liability	1,881	2,735
Share-based compensation	12,029	8,899
Changes in operating assets and liabilities:
Accounts receivable	3,730	5,279
Inventory	(26,441)	(44,104)
Deposits, prepaid expenses, and other current assets	(747)	3,628
Deferred customer incentives and other assets	661	—
Advance vendor payments	(10,097)	(3,201)
Accounts payable	2,082	(57)
Income tax payable	(2,205)	(987)
Accrued expenses	(594)	(2,234)
Deferred revenue	664	363
Lessee and customer purchase deposits	(24,996)	16,649
Other liabilities	(1,779)	327
Net cash (used in) provided by operating activities	(2,382)	26,384
Cash flows from investing activities:
Proceeds from sale of assets	37,107	6,995
Acquisition of aircraft and engines held for lease, including capitalized cost	(6,945)	(60)
Purchase of property and equipment	(6,935)	(1,060)
Net cash provided by investing activities	23,227	5,875
Cash flows from financing activities:
Cash paid for employee taxes on withholding shares	—	(269)
Proceeds from exercise of warrants	—	545
Proceeds from the issuance of Employee Stock Purchase Plan shares	345	—
Net cash provided by financing activities	345	276

Increase in cash and cash equivalents	21,190	32,535
Cash and cash equivalents, beginning of period	130,188	29,317
Cash and cash equivalents, end of period	$151,378	$61,852

Supplemental disclosure of cash activities
Income taxes paid	14,637	8,095
Interest paid	856	452
Supplemental disclosure of noncash investing activities
Reclassification of aircraft and aircraft engines inventory (from) to equipment held for lease, net	(25,025)	14,650
Reclassification of customer purchase deposits to sale of assets	12,500	—

AERSALE CORPORATION

Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table (In ‘000s, except per share data)

(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
		% of		% of		% of		% of
		Total		Total		Total		Total
	2022	Revenue	2021	Revenue	2022	Revenue	2021	Revenue
Reported Net (Loss)/Income	(9,013)	(17.7)%	(1,636)	(2.2)%	34,668	11.1%	24,930	11.1%
Addbacks:
Change in FV of Warrant Liability	2,029	4.0%	2,104	2.9%	1,881	0.6%	2,735	1.2%
Stock Compensation	4,357	8.5%	8,749	11.9%	12,029	3.8%	8,899	4.0%
Inventory Write-Off	—	0.0%	—	0.0%	1,845	0.6%	4,776	2.1%
Impairment in Flight Equipment	—	0.0%	—	0.0%	857	0.3%	—	0.0%
Secondary Offering Costs	391	0.8%	—	0.0%	391	0.1%	—	0.0%
Relocation Costs	373	0.7%	—	0.0%	373	0.1%	—	0.0%
Income Tax Effect of Adjusting Items (1)	(81)	(0.2)%	—	0.0%	(170)	(0.1)%	—	0.0%
Adjusted Net (Loss)/Income	(1,944)	(3.9)%	9,217	12.6%	51,874	16.5%	41,340	18.4%
Interest Expense	(393)	(0.8)%	241	0.3%	(15)	(0.0)%	750	0.3%
Income Tax Expense (Benefit)	(1,072)	(2.1)%	1,129	1.5%	9,912	3.2%	8,737	3.9%
Depreciation and Amortization	2,832	5.6%	3,291	4.5%	8,589	2.7%	9,868	4.4%
Reversal of Income Tax Effect of Adjusting Items (1)	81	0.2%	—	0.0%	170	0.1%	—	0.0%
Adjusted EBITDA	(496)	(1.0)%	13,878	18.9%	70,530	22.5%	60,695	27.0%

Reported Basic (loss) earnings per share	(0.17)		(0.04)		0.67		0.59
Addbacks:
Change in fair value of warrant liability	0.04		0.05		0.04		0.06
Stock-based compensation	0.08		0.21		0.23		0.21
Inventory Write-Off	—		—		0.04		0.12
Impairment in Flight Equipment	—		—		0.02		—
Secondary Offering Costs	0.01		—		0.01		—
Relocation Costs	0.01		—		0.01		—
Income Tax Effect of Adjusting Items	(0.00)		—		(0.00)		—
Adjusted Basic (loss) earnings per share	(0.03)		0.22		1.02		0.98

Reported Diluted (loss) earnings per share	(0.17)		(0.04)		0.64		0.59
Addbacks:
Change in FV of warrant liability	0.04		0.05		0.03		0.06
Stock-based compensation	0.08		0.21		0.22		0.21
Inventory Write-Off	—		—		0.03		0.12
Impairment in Flight Equipment	—		—		0.02		—
Secondary Offering Costs	0.01		—		0.01		—
Relocation Costs	0.01		—		0.01		—
Income Tax Effect of Adjusting Items	(0.00)		—		(0.00)		—
Adjusted Diluted (loss) earnings per share	(0.03)		0.22		0.96		0.98

(1)The income tax effect of adjusting items, net is calculated at the Company's effective tax rate for the applicable period

AERSALE CORPORATION

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our anticipated financial performance, including all statements set forth in the “2022 Guidance” section above such as expectations of revenue in the range of $420 - $450 million and adjusted EBITDA in the range of $80 - $90 million; our expectations that demand for P2F conversions will allow monetization of the remaining Boeing 757 package in through 2024; anticipations regarding an increasingly favorable market for feedstock availability within AerSale’s USM business; our plans to continue to direct our resources toward the highest generating rates of return for our shareholders; expectations regarding feedstock as a cornerstone of our strategy, and our belief that we are extremely well positioned to take advantage of the current market dynamic; our belief that our purpose built model continues to generate strong returns to stakeholders and is supported by best-in-class execution; our belief that we are very well positioned to take advantage of asset availability; our growth trajectory; the impact of investments in our Boeing 757 program on our financial performance; the expected operating capacity of our MRO facilities and demand for such services; expectations of increased capacity for third party work at our Goodyear, AZ facility; the anticipated receipt from the FAA of an STC for our AerAware product and expectation of sales; expectations that the AerAware technology may prove to be mandatory equipment with airline partners; expectation that our AerAware product will reduce costs and greenhouse gas emissions caused by flight delays and diversions caused by weather; and our anticipated revenue split between our two segments. AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this presentation, including without limitation, the impact of the COVID-19 pandemic; factors adversely impacting the commercial aviation industry; events related to the war in Ukraine including economic and trade sanctions; the fluctuating market value of our products; our ability to repossess mid-life commercial aircraft and engines; our ability to comply with stringent government regulation; the shortage of skilled personnel, including as a result of work stoppages; the highly competitive nature of the markets in which we operate; and risks associated with our international operations, including geopolitical events such as the Russian invasion of Ukraine. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and AerSale Corporation assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

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AerSale: Jackie Carlon

Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor Contact: AerSale: AersaleIR@icrinc.com